As filed with the Securities and Exchange Commission on April 4, 2007 Registration No. 333-132284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NYSE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2786071
(State or other jurisdiction of incorporation or	(I.R.S. Employer
organization)	Identification No.)
NYSE Group, Inc.
11 Wall Street, New York, New York 10005
(212) 656-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NYSE Group, Inc. 2006 Stock Incentive Plan
Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan
Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan
Archipelago Holdings 2004 Stock Incentive Plan
(Full titles of the plans)

Rachel F. Robbins, Esq.
Executive Vice President and General Counsel
NYSE Group, Inc.
New York Stock Exchange, Inc.
11 Wall Street, New York, NY
(212) 656-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David C. Karp, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

EXPLANATORY NOTE

     On March 8, 2006, NYSE Group, Inc., a Delaware corporation (“NYSE Group”), filed the registration statement on Form S-8 (the “Registration Statement”), pertaining to the registration of the shares of NYSE Group’s common stock, par value $0.01 per share (the “Shares”), issuable under the NYSE Group, Inc. 2006 Stock Incentive Plan, the Archipelago Holdings, L.L.C. 2000 Long-Term Incentive Plan, the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and the Archipelago Holdings 2004 Stock Incentive Plan. NYSE Group is filing this post-effective amendment No. 1 to the Registration Statement to remove from registration the Shares registered under the Registration Statement.

     Pursuant to the Combination Agreement, dated as of June 1, 2006, as amended and restated as of November 24, 2006 (the “Combination Agreement”), by and among NYSE Group, Euronext N.V., a company organized under the laws of The Netherlands (“Euronext”), NYSE Euronext, Inc., a Delaware corporation (“NYSE Euronext”), and Jefferson Merger Sub, Inc., a Delaware corporation (“Merger Sub”), NYSE Group merged with and into Merger Sub, with Merger Sub as the surviving corporation and renamed “NYSE Group, Inc.” The Merger became effective as of 3:00 a.m., Eastern Daylight Time, on April 4, 2007 (the “Effective Time”), and, as a result, NYSE Group became a wholly owned subsidiary of NYSE Euronext. NYSE Group has filed a certification and notice of termination on Form 15 with respect to the Shares.

     As a result of the Merger, NYSE Group has terminated all offerings of Shares pursuant to its existing registration statements, including the Registration Statement. Accordingly, NYSE Group hereby removes from registration all the Shares registered under the Registration Statement which remained unissued at the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of April 2007.

NYSE GROUP, INC.

By: /s/ Rachel F. Robbins
Name: Rachel F. Robbins
Title: Executive Vice President and General Counsel

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. Thain
John A. Thain	Chief Executive Officer (principal executive	April 4, 2007
officer) and Director

/s/ Nelson Chai
Nelson Chai	Executive Vice President and Chief Financial	April 4, 2007
Officer (principal financial officer and
principal accounting officer)

/s/ Marshall N. Carter
Marshall N. Carter	Director	April 4, 2007

Ellyn L. Brown	Director	April 4, 2007

Shirley Ann Jackson	Director	April 4, 2007

/s/ James S. McDonald
James S. McDonald	Director	April 4, 2007

Alice M. Rivlin	Director	April 4, 2007

/s/ Robert B. Shapiro
Robert B. Shapiro	Director	April 4, 2007

/s/ Karl M. von der Heyden
Karl M. von der Heyden	Director	April 4, 2007

/s/ Duncan M. McFarland
Duncan M. McFarland	Director	April 4, 2007

/s/ William E. Ford
William E. Ford	Director	April 4, 2007

/s/ James J. McNulty
James J. McNulty	Director	April 4, 2007